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                                                                    EXHIBIT 99.2


             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]


Board of Directors
The Vantive Corporation
2525 Augustine Drive
Santa Clara, California  95054

Members of the Board:

      We hereby consent to the inclusion of our opinion letter to the Board of Directors of The Vantive Corporation ("Vantive") as Appendix C to the Proxy Statement/Prospectus of Vantive and PeopleSoft, Inc. ("PeopleSoft"), which is included in PeopleSoft's Registration Statement on Form S-4, relating to the proposed merger transaction involving Vantive and PeopleSoft and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY -- Opinion of Vantive's Financial Advisor", "THE MERGER -- Background of the Merger", "THE MERGER -- Recommendation of the Vantive Board of Directors and Vantive's Reasons for the Merger" and "THE MERGER -- Opinion of Vantive's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                  By: /s/ Credit Suisse First Boston Corporation
                                      ------------------------------------------
                                          CREDIT SUISSE FIRST BOSTON CORPORATION


New York, New York
November 17, 1999